UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2011

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Amended and Restated Master Repurchase Agreement

On April 28, 2011, KBS Real Estate Investment Trust, Inc. (the “Company”), through two indirect wholly owned subsidiaries (collectively, the “KBS Borrowers”), entered into an Amended and Restated Master Repurchase Agreement with Goldman Sachs Mortgage Company (“Goldman”) and an Amended and Restated Master Repurchase Agreement with Citigroup Financial Products Inc. (“Citigroup” and, together with Goldman, the “Lenders”) (collectively, the “Amended Repurchase Agreements”). The purposes of the Amended Repurchase Agreements were, among others, to (i) extend the maturity dates of the existing Master Repurchase Agreements between the KBS Borrowers, and Goldman and Citigroup, respectively, dated August 22, 2008, as amended (collectively, the “Repurchase Agreements”), (ii) provide for additional security for the Lenders under the Amended Repurchase Agreements, and (iii) set certain conditions that, on the date met (the “Conversion Date”), would automatically convert the Amended Repurchase Agreements into a mezzanine loan (the “Replacement Mezzanine Loan”).

The Amended Repurchase Agreements will terminate on the earliest to occur of (i) April 28, 2013, (ii) the Conversion Date, (iii) the full payment of all obligations under the Amended Repurchase Agreements or (iv) upon an event causing the Amended Repurchase Agreements to otherwise terminate.

As part of the closing of the Amended Repurchase Agreements, the Company paid $120 million in the aggregate to the Lenders, of which approximately $114 million was used for the reduction of the principal balance under the Repurchase Agreements (the “Principal Payment”), with the remaining $6 million used for accrued interest, and costs and expenses incurred by the Lenders in connection with the closing of the Amended Repurchase Agreements. As of April 28, 2011 and after the application of the Principal Payment, the Amended Repurchase Agreements had an aggregate outstanding principal balance of $146.6 million.

The Amended Repurchase Agreements are secured by participation interests (the “Participation Interests”) in the Company’s investment, through an indirect wholly owned subsidiary, in a senior mezzanine loan with an outstanding principal balance of $458.4 million as of April 28, 2011 (the “GKK Mezzanine Loan”). The GKK Mezzanine Loan was used to finance a portion of Gramercy Capital Corp.’s (“Gramercy”) acquisition of American Financial Realty Trust (“AFR”) that closed on April 1, 2008. The borrowers under the GKK Mezzanine Loan are (i) the wholly owned subsidiary of Gramercy formed to own 100% of the equity interests in AFR (“AFR Owner”), (ii) AFR and (iii) certain subsidiaries of AFR that directly or indirectly own equity interests in the entities that own the AFR portfolio of properties (collectively, AFR Owner, AFR and these subsidiaries are the “GKK Borrower”). The properties indirectly held by the GKK Borrower are referred to herein as the “Gramercy Realty Portfolio.”

The Amended Repurchase Agreements bear interest at an annual rate of 3.5% (350 basis points) over one-month LIBOR. In addition to monthly interest payments under the terms of the Amended Repurchase Agreements, the KBS Borrowers are required to make certain mandatory payments of principal as follows:

(i)	by October 28, 2011, an amortization payment of $35 million;

(ii)	every three months thereafter through April 2013, payments of approximately $18.6 million, which payment amounts may be increased to $24.3 million if the Lenders make certain advances under the Amended Repurchase Agreements to provide funding for the payoff of the senior mortgage loan on the Gramercy Realty Portfolio (the “Senior Mortgage”), and which may be decreased by the KBS Borrowers making any prepayments of principal, including any mandatory or voluntary prepayments of principal;

(iii)	all proceeds received by the KBS Borrowers related to the GKK Mezzanine Loan; and

(iv)	75% to 100% of excess cash flows or net cash proceeds from: (a) the foreclosure or sale of certain properties in the Gramercy Realty Portfolio which indirectly secure the GKK Mezzanine Loan (the “GKK Collateral”); (b) the sale of certain real estate-related debt investments owned by the Company; (c) the sale of substantially all other properties owned by the Company, in excess of $75 million in the aggregate in any calendar year; and (d) certain indebtedness incurred or equity issued (excluding proceeds from the Company’s dividend reinvestment plan (the “DRP”)), by the Company.

The KBS Borrowers may voluntarily prepay amounts outstanding under the Amended Repurchase Agreements without prepayment penalties.

In the event of: (i) a default under the Amended Repurchase Agreements; or (ii) bankruptcy or an act of insolvency with respect to the borrowers under the Senior Mortgage, the GKK Borrower or the borrowers under the junior mezzanine loan (the “Junior Mezzanine Loan”) related to the Gramercy Realty Portfolio indebtedness, provided that such borrower is then an affiliate of the Company, the Lenders shall have all voting and consent rights with respect to the GKK Mezzanine Loan.

The Amended Repurchase Agreements require the KBS Borrowers and their subsidiaries, the Company and certain of its subsidiaries that indirectly own most of the Company’s assets (collectively, the “Guarantors”) to meet certain financial and other covenants, which include among other covenants the requirement (i) for the Company to maintain minimum liquidity of $10 million for the four month period following April 28, 2011, and $20 million thereafter and (ii) for each of the KBS Borrowers to use its best efforts to comply with certain foreclosure procedures in connection with the exercise of remedies under the GKK Mezzanine Loan. The Company also agreed that, unless permitted by or pursuant to the terms of the Amended Repurchase Agreements, during the term of the Amended Repurchase Agreements it would not create or incur additional liens or indebtedness on its assets, make additional investments, or make certain dispositions except pursuant to the mandatory payment provisions discussed above. During the term of the Amended Repurchase Agreements, the Company also agreed (i) except for distributions to stockholders necessary to maintain the Company’s REIT status, to limit distributions to stockholders to an amount not to exceed $6 million per month, excluding any distributions to stockholders reinvested in the Company pursuant to the DRP (currently, distributions are less than $5 million per month, excluding distributions reinvested pursuant to the DRP) and (ii) to continue to limit redemptions under the share redemption program (“SRP”) to those redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the SRP).

The Guarantors have guaranteed, and other subsidiaries of the Company as may be added in the future will guarantee, all amounts owed by the KBS Borrowers to the Lenders under the Amended Repurchase Agreements.

In connection with the execution of the Amended Repurchase Agreements, the Company, through a wholly owned subsidiary, will commence foreclosure proceedings on the GKK Collateral. On the Conversion Date, the Amended Repurchase Agreements will automatically convert into the Replacement Mezzanine Loan. The terms of the Replacement Mezzanine Loan are expected to be substantially similar to those of the Amended Repurchase Agreements, including the guarantees.

Wells Fargo Loan

On April 28, 2011, the Company, through indirect wholly owned subsidiaries (collectively, the “Wells Borrower”), entered into a loan with Wells Fargo Bank, National Association (“Wells”) for an amount of up to $50 million (the “Wells Loan”). As of April 28, 2011, $10 million had been disbursed to the Wells Borrower with the remaining loan balance of $40 million available for future disbursements, subject to certain conditions set forth in the loan agreement. The initial maturity date of the Wells Loan is January 26, 2012. The Wells Loan initially bears interest at a floating rate of 275 basis points over one-month LIBOR. Monthly payments are interest only with the entire principal amount due at maturity, assuming no prior prepayment. The Wells Loan and the Amended Repurchase Agreements are cross-defaulted. Upon not less than three business days’ notice, the Wells Borrower may pre-pay all or a portion of the Wells Loan, subject to prepayment fees in certain circumstances. The Wells Loan is secured by real estate owned by the Wells Borrower and shall be used for, among other purposes, the amortization payments required under the Amended Repurchase Agreements as described above. The Company has guaranteed all amounts owed by the Wells Borrower to Wells under the Wells Loan. A default under the Wells Loan would constitute a default under the Amended Repurchase Agreements. A default on any indebtedness incurred, or on any guaranty (including guarantees relating to the Amended Repurchase Agreements) executed, by either the Company or KBS REIT Properties LLC, an indirect wholly owned subsidiary of the Company, would constitute a default under the Wells Loan.

Extension of GKK Mezzanine Loan

Effective as of April 29, 2011, the GKK Borrower and the Company, through wholly owned subsidiaries, entered into an agreement (the “GKK Extension Agreement”) to extend the maturity date of the GKK Mezzanine Loan from April 29, 2011 to May 6, 2011. Goldman, Citicorp North America, Inc., SL Green Realty Corp., Gramercy and certain subsidiaries of Gramercy were also parties to the GKK Extension Agreement, and the GKK Extension Agreement also extended the maturity date of the Senior Mortgage and the maturity date of the Junior Mezzanine Loan from April 29, 2011 to May 6, 2011. The terms of the GKK Extension Agreement were substantially similar to the terms of the previous extension of the GKK Mezzanine Loan, which was executed on April 15, 2011.

ITEM 2.03    CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

The information required by Item 2.03 is included herein under Item 1.01 at “Amended and Restated Master Repurchase Agreement” and “Wells Fargo Loan” and is incorporated by reference herein.

ITEM 8.01    OTHER EVENTS

Estimated Value per Share

The estimated value per share of the Company’s common stock of $7.32 per share was based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2010. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. If in connection with the restructuring of the Company’s debt or for other liquidity purposes, the Company decides to sell properties before the end of the hold period assumed in connection with the valuation, the estimated value per share of the Company’s stock could decrease. Further, the Company’s estimated value per share may change as a result of the restructuring of the Company’s investment in the GKK Mezzanine Loan. However, as of December 31, 2010, the Company had not recorded an impairment charge related to its investment in the GKK Mezzanine Loan. Based on an analysis of the value of the GKK Collateral, the Company concluded that its position was fully secured by the collateral and no impairment was necessary as of December 31, 2010. The Company will continue to monitor the performance of the GKK Collateral. There is no assurance that the Company will not recognize an impairment charge related to this investment in the future.

The Company currently intends to update the estimated value per share in December 2011. Until such time, the purchase price of shares under the DRP will be $7.32, and the redemption price for shares eligible for redemption under the SRP will be $7.32. As described above, during the term of the Amended Repurchase Agreements, the Company agreed to continue to limit redemptions under the SRP to those redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the SRP).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: May 3, 2011	BY:	/s/ Charles J. Schreiber, Jr.

Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director